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                     CENTRAL LOUISIANA ELECTRIC COMPANY, INC.
                     COMPUTATION OF EARNINGS TO FIXED CHARGES
                      AND EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS
                  For the twelve months ended September 30, 1995
                                  (Unaudited)


                                                              (In thousands,
                                                               except ratios)
                                                              ----------------

Earnings                                                      $     49,250
Income taxes                                                        22,577
                                                              ------------
   Earnings from continuing operations before income taxes    $     71,827
                                                              ------------

Fixed charges
  Interest, long-term debt                                          24,251
  Interest, other (including interest on short-term debt)            3,469
  Amortization of debt expense, premium, net                         1,223
  Portion of rentals representative of an interest factor              684
                                                              ------------
      Total fixed charges                                     $     29,627
                                                              ------------

        Earnings from continuing operations before
          income taxes and fixed charges                      $    101,454
                                                              ============

        Ratio of earnings to fixed charges                            3.42x
                                                              ============


Fixed charges from above                                      $     29,627
Preferred stock dividends*                                           2,944
                                                              ------------
    Total fixed charges and preferred stock dividends         $     32,571
                                                              ============

        Ratio of earnings to combined fixed charges and
          preferred stock dividends                                   3.11x
                                                              ============

* Preferred stock dividends multiplied by the ratio of pretax income to net income.


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